EXHIBIT 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.001 per share, of Trump Entertainment Resorts, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this August 17, 2005.

      This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.

MORGAN STANLEY

By:	/s/ Robert G. Koppenol

	Name:	Robert G. Koppenol
	Title:	Authorized Signatory

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Robert G. Koppenol

	Name:	Robert G. Koppenol
	Title:	Managing Director

MORGAN STANLEY DW INC.

By:	/s/ Ronald Carman

	Name:	Ronald Carman
	Title:	Managing Director